FOR IMMEDIATE RELEASE

ENCORE MEDICAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF 2004

Continued Strong Sales Growth in Both Surgical Implant and Orthopedic Rehabilitation Divisions

Austin, TX – November 1, 2004 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its third quarter ended October 2, 2004:

•	For the third quarter of 2004, revenue increased 12.0% over the same period last year. Encore’s Surgical Implant Division achieved revenue growth of 23.4% over last year’s third quarter, driven primarily by continued strength in its knee and hip product lines, which include the recently introduced 3DKnee™ and the Keramos™ ceramic hip acetabular cup. For the nine months ended October 2, 2004, Encore’s revenue increased 13.4% over the same period in the prior year, driven by increases of 22.0% in Surgical Implant Division revenue and 9.2% in Orthopedic Rehabilitation Division revenue.

•	Encore achieved gross margin of 52.0% in the third quarter of 2004 compared to a gross margin of 50.1% in the same period last year. The comparative increase in gross margin was driven by improving gross margin in both Divisions.

•	Income from operations of $2.0 million benefited from improving revenue and gross margin, but was impacted by $380,000 of selling, general and administrative expenses incurred in connection with the proposed acquisition of BioHorizons Implant Systems, Inc. (“BioHorizons”), which acquisition agreement was terminated on September 3, 2004, and $750,000 of selling, general and administrative expenses relating to the settlement of patent litigation, which resulted in entering into a product license agreement and paying certain past royalties involving a portion of Encore’s hip implant product line.

•	With the recently announced Food and Drug Administration 510(k) clearance of Encore’s new orthopedic therapy laser devices, which Encore will market as part of its clinical electrotherapy and therapeutic ultrasound product lines, and its ongoing clinical trials involving its Mobile Bearing Knee System™ and Reverse® Shoulder Prosthesis, Encore continues to build a healthy pipeline of innovative, technologically-advanced products.

•	On October 5, 2004, Encore announced the completion of the acquisition of Empi, Inc. (“Empi”), with consideration consisting of approximately $172.7 million in cash and eight million shares of Encore common stock paid by Encore to holders of Empi’s common stock and options, plus the repayment of approximately $155 million of outstanding Empi debt for a total purchase price of approximately $362.7 million. Encore believes that its acquisition of Empi, which is expected to be accretive to Encore’s earnings per share, creates the first orthopedic company that can provide a comprehensive continuum of care for surgical and rehabilitation patients.

Encore’s revenue of $30.6 million in the third quarter of 2004 represents a 12.0% increase over revenue of $27.3 million in the same period last year. Surgical Implant Division revenue of $11.0 million in the third quarter of 2004 increased 23.4% over revenue of $8.9 million in the same period last year, driven by growth in its knee, hip and shoulder product lines. Orthopedic Rehabilitation Division revenue of $19.6 million in the third quarter of 2004 increased 6.5% over revenue of $18.4 million the same period last year, driven by continued strength in its electrotherapy and therapeutic ultrasound product lines.

For the nine months ended October 2, 2004, revenue of $90.9 million represented a 13.4% increase over revenue of $80.2 million for the comparable period in 2003. Surgical Implant Division revenue of $32.0 million increased 22.0% over revenues of $26.2 million in the comparable period in 2003. Orthopedic Rehabilitation Division revenue of $58.9 million increased 9.2% over revenue of $53.9 million in the comparable period in 2003.

Kenneth W. Davidson, Encore’s Chief Executive Officer, said, “We are pleased at the solid performance of both our Surgical Implant and Orthopedic Rehabilitation Divisions as they continue to achieve revenue growth, improve operating margins and maintain active product development pipelines. As a result, we are well positioned to capitalize on the opportunities created by our recent acquisition of Empi. We believe that this acquisition diversifies our product offerings to cover the continuum of care for orthopedic surgeons and their patients, enhances our market position with our domestic customer base and, through Empi’s European operations, creates a leverageable foothold in the international market. In addition, we believe we have significantly strengthened our sales and marketing networks, relationships with managed care organizations and coverage of orthopedic clinics worldwide.”

Encore’s gross margin improved to 52.0% in the third quarter of 2004 compared to 50.1% in the third quarter of 2003 primarily due to the growth in the Surgical Implant Division, which represented 35.9% of consolidated revenues in the third quarter and achieved a gross margin of 72.4%, compared to 32.6% of consolidated revenues and a gross margin of 70.3% in the third quarter of 2003. For the nine months ended October 2, 2004, Encore achieved a gross margin of 51.6% compared to a gross margin of 49.4% in the comparable period of 2003.

In the third quarter of 2004, Encore reported income from operations of $2.0 million, which was negatively impacted by $380,000 of expenses incurred in connection with the proposed acquisition of BioHorizons. The BioHorizons acquisition agreement was terminated by mutual agreement on September 3, 2004. Encore also recorded a third quarter expense of $750,000 relating to the settlement of patent litigation, which included entering into a product license agreement and paying certain past royalties involving a portion of Encore’s hip implant product line. Income from operations in the comparable period of 2003 was $2.3 million. For the nine months ended October 2, 2004, Encore achieved income from operations of $7.3 million, which was impacted by the third quarter expenses described above, but still represented an increase of 12.0% over income from operations of $6.5 million in the comparable period in 2003.

Encore recorded interest expense of $171,000 in the third quarter of 2004 compared to interest expense of $1.2 million in the third quarter of 2003. For the nine months ended October 2, 2004, interest expense was $536,000 compared to $5.1 million in the first nine months of 2003. The reduction in comparative interest expense is due to the repayment of indebtedness using net proceeds from a public offering of Encore common stock in the third quarter of 2003.

Encore’s net income of $1.3 million, or $0.03 per share, in the third quarter of 2004 was impacted by the expense items described in the preceding two paragraphs, but still improved significantly over a net loss of $4.7 million, or $0.20 per share in the third quarter of 2003. Items impacting net income in the third quarter of 2003 included $7.7 million of prepayment penalties and unamortized warrant and debt issuance expense resulting from the early extinguishment of debt with an offsetting $1.9 million income tax benefit. For the nine months ended October 2, 2004, Encore’s net income of $4.5 million, or $0.10 per share, improved significantly over a net loss of $4.5 million, or $0.30 per share, in the same period in 2003. Items impacting net income in the comparable nine-month period in 2003 included the $7.7 million of prepayment penalties and unamortized warrant and debt expense resulting from the early extinguishment of debt with the offsetting $1.7 million income tax benefit.

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, November 1, 2004, to discuss its third quarter and year-to-date results. Interested parties may participate by linking to the web cast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through our Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

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Contact:	William W. Burke, Executive Vice President – Chief Financial Officer (512) 832-9500 Bill_Burke@encoremed.com

Media:	Davis Henley, Vice President – Business Development

(512) 832-9500
Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Financial Highlights
For the Quarter and Nine Months Ended October 2, 2004
(in thousands, except per share data)
	(unaudited)
			Quarter Ended						Nine Months Ended

		10/2/04			9/27/03			10/2/04			9/27/03

	$		%	$		%	$		%	$		%

Sales		$30,559	100.0%		$27,283	100.0%		$90,899	100.0%		$80,173	100.0%
Cost of goods sold		14,666	48.0%		13,625	49.9%		43,992	48.4%		40,552	50.6%

Gross margin		15,893	52.0%		13,658	50.1%		46,907	51.6%		39,621	49.4%
Operating expenses
Selling, general and administrative		12,314	40.3%		9,807	35.9%		34,627	38.1%		28,958	36.1%
Research and development		1,586	5.2%		1,548	5.7%		4,990	5.5%		4,154	5.2%

Operating income		1,993	6.5%		2,303	8.5%		7,290	8.0%		6,509	8.1%
Interest income		147	0.5%		23	0.1%		393	0.4%		80	0.1%
Interest expense		(171)	(0.5)%		(1,217)	(4.5)%		(536)	(0.6)%		(5,135)	(6.4)%
Early extinguishment of debt		-	-		(7,674)	(28.1)%		-	-		(7,674)	(9.6)%
Other income (expense), net		5	0.0%		(51)	(0.2)%		(21)	(0.0)%		36	0.1%

Income (loss) before taxes		1,974	6.5%		(6,616)	(24.2)%		7,126	7.8%		(6,184)	(7.7)%
Provision (benefit) for income taxes		692	2.3%		(1,899)	(6.9)%		2,632	2.9%		(1,679)	(2.1)%

Net income (loss)		$1,282	4.2%		$(4,717)	(17.3)%		$4,494	4.9%		$(4,505)	(5.6)%

Basic earnings (loss) per common share		$0.03			$(0.20)			$0.10			$(0.30)
Diluted earnings (loss) per common share		$0.03			$(0.20)			$0.10			$(0.30)
Basic weighted average number of shares outstanding
		42,916			23,098			42,870			14,947
Diluted weighted average number of shares outstanding
		44,035			23,098			44,272			14,947